Press Release

Source: Empire Water, Inc.

Empire Water Completes Purchase of Treatment System
Tuesday July 1, 10:50 am ET

LAKE FOREST, Calif., July 1 /PRNewswire-FirstCall/ -- Empire Water (OTC Bulletin Board: EWCR - News) announced today that it has completed the payment for the December 2007 purchase of a 1.25 million gallons per day nitrate removal system from Basin Water Inc (Nasdaq: BWTR - News). Under the terms of the purchase agreement dated Dec 21, 2007, Empire Water made a deposit on the system with the balance due June 30,2008.

     Empire Water plans to utilize the system in Riverside County, California to treat water which is high in nitrates. Once the nitrate level is lowered, the water will be available for sale to the drinking water market.

     Southern California is presently experiencing an unprecedented drought which has forced cutbacks in supply and large rate increases. By treating local sources of groundwater which are presently unusable for drinking water due to high nitrate levels, Empire Water is essentially creating new sources of water supply from otherwise stranded resources.

     Approximately 60% of the water used in Southern California is imported from over 500 miles away. Electricity used to move water around the state presently accounts for 19% of all power used in California. Production of local groundwater reduces the amount of electricity required by 80% for the same volume of water. “During a period of decreasing water supply and increasing energy costs, we believe that treating local water resources is an ideal solution and a first step towards sustainability in the region,” commented CEO, Peter Jensen.

About Empire Water

Empire Water owns, develops and distributes water to municipal customers. It is based in Riverside County, California and owns the assets of the West Riverside Canal Company.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company's limited operating history, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company's strategic partners, its long sales cycles, the geographic concentration of its operations and customers, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company's ability to attract and retain qualified personnel and management members, the company's ability to manage its capital to meet future liquidity needs, changes in the Company's management and board of directors. More detailed information about these risks and uncertainties are contained in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT: Empire Water, Inc.

Peter Jensen, Chief Executive Officer

(619) 224-8400

www.empirewater.com

SOURCE: Empire Water, Inc.